SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                ----------------

                                    FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(B) OR 12(G) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                     LIFESCIENCES OPPORTUNITIES INCORPORATED
             (Exact name of registrant as specified in its charter)

                    Florida                             20-0594204
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(State of incorporation or organization)    (I.R.S. employer identification no.)

925 S. Federal Highway, Suite 600, Boca Raton, Florida           33432
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         (Address of principal executive offices)              (Zip Code)


If this form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box |_|

If this form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box |X|

Securities Act registration statement file number to which this form relates:
333-117100

Securities to be registered pursuant to Section 12(b) of the Act:

         Title of each class                   Name of each exchange on which
         to be so registered                   each class is to be registered
         -------------------                   ------------------------------

         None


Securities to be registered pursuant to Section 12(g) of the Act: Common Stock, Par Value $.0001 per share.

ITEM 1.  Description of Registrant's Securities to be Registered.

Listing

      This Form 8-A is filed on a voluntary basis in connection with the sale and registration of shares of our common stock under our Registration Statement on Form SB-2 (333-117100).

General

      Our authorized capital stock consists of 80,000,000 shares of common stock, $.0001 par value, and 20,000,000 shares of preferred stock. The following summary of the terms of our common stock and preferred stock does not purport to be complete and is subject to, and qualified in its entirety by, the provisions in our articles of incorporation and bylaws, which are included as exhibits hereto, and the provisions of applicable law.

Common Stock

      Each share of our common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors. We have never paid any cash dividends with respect to our common stock. Cumulative voting for the election of directors is not authorized by our articles of incorporation, which means that the holders of a majority of the shares voted can elect all of the directors then standing for election. Holders of our common stock are not be entitled to preemptive rights, and our common stock is not subject to conversion or redemption. In the event of our liquidation, dissolution or winding up, the holders of our common stock would be entitled to share ratably in all assets remaining after the payment of liabilities, subject to any rights of holders of any outstanding preferred stock to prior distribution.

Preferred Stock

      We do not have any shares of preferred stock outstanding. Our 20,000,000 authorized shares of preferred stock may be issued in one or more series without further shareholder authorization, and our board of directors is authorized to fix and determine the terms, limitations and relative rights and preferences of the preferred stock, to establish series of preferred stock and to fix and determine the variations between these series. If we issue preferred stock, it would likely have priority over our common stock with respect to dividends and to other distributions, including the distribution of assets upon liquidation, and we may be obligated to repurchase or redeem any such preferred stock. Our board of directors can issue preferred stock without the further approval of our common stockholders. Any preferred stock we issue may have voting and conversion rights which could adversely affect the rights of holders of our common stock. We do not have any present plans to issue any shares of preferred stock.

ITEM 2.  Exhibits.

      3(i)   Articles of Incorporation (1)
      3(ii)  Bylaws (1)

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(1)   Filed with the Company's Registration Statement on Form SB-2 (333-117100)
      and incorporated by reference.

                                    SIGNATURE

      Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                         LIFESCIENCES OPPORTUNITIES INCORPORATED

Date:  September 26, 2007                By:  /S/ ROLAND PERRY
                                            --------------------------------
                                         ROLAND PERRY
                                         Chief Executive Officer